Exhibit 5.1(f)

2200 Ross Avenue, Suite 2200 Dallas, Texas 75201 Telephone: 214-740-8000 Fax: 214-740-8800 www.lockelord.com

November 16, 2009

Belo Corp.

P.O. Box 655237

Dallas, Texas 75265-5237

Re:	Registration Statement on Form S-3 (Registration No. 333-162058)
Belo Corp. 8.00% Senior Notes due 2016

Ladies and Gentlemen:

We have acted as special counsel to Corporate Arena Associates, Inc, a Texas corporation (the “Guarantor”), in connection with the offering and sale by Belo Corp., a Delaware corporation (the “Company”), of $275,000,000 principal amount of its 8.00% Senior Notes due 2016 (the “Securities”), pursuant to the Underwriting Agreement dated as of November 10, 2009 (the “Underwriting Agreement”) by and among the Company, the several underwriters listed in Schedule 1 thereto (the “Underwriters”), the Guarantor, and the other guarantors listed in Schedule 2 thereto (the “Additional Guarantors”). The Securities are being issued pursuant to an Indenture dated as of June 1, 1997 (the “Base Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A., as successor trustee to JPMorgan Chase Bank, N.A., formerly known as The Chase Manhattan Bank (the “Trustee”), and a Supplemental Indenture dated as of November 16, 2009 (the “Supplemental Indenture”, and together with the Base Indenture, the “Indenture”) among the Company, the Guarantor, the Additional Guarantors and the Trustee, and will be guaranteed on an unsecured subordinated basis by each of the Guarantor and Additional Guarantors (the “Guarantees”). Guarantor’s Guarantee is referred to herein as the “Guarantee”.

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Underwriting Agreement, the Indenture, the Securities, the Guarantees and such other documents, corporate records, certificates of officers of the Guarantor and the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. To the extent that our opinions may be dependent upon such matters, we have assumed that the Underwriters and the Trustee have all requisite power and authority to execute, deliver and perform their respective obligations under, and have duly executed and delivered, the

Belo Corp.

November 16, 2009

Underwriting Agreement, in the case of the Underwriters, and the Indenture, in the case of the Trustee. Further, to the extent that our opinions may be dependent upon such matters, we have assumed that the Additional Guarantors have all requisite power and authority to execute, deliver and perform their respective obligations under, and have duly executed and delivered, the Underwriting Agreement, the Indenture and Guarantees and have assumed that the Company has all requisite power and authority to execute, deliver and perform its obligations under, and has duly executed and delivered, the Underwriting Agreement, the Indenture and the Securities. As to any facts material to these opinions, we have relied, to the extent we deemed appropriate and without independent investigation, upon statements and representations of officers and other representatives of the Company, the Guarantor and others.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, exceptions, assumptions and limitations herein contained, we are of the opinion that:

1. The Guarantor is a validly existing corporation in good standing under the laws of the State of Texas with the requisite corporate power and authority to own its properties and to conduct its business.

2. The Guarantor has the corporate power and authority to execute and deliver the Underwriting Agreement and the Indenture and to perform its obligations, including the Guarantee, thereunder.

3. The execution, delivery and performance by the Guarantor of the Underwriting Agreement have been duly authorized by all necessary corporate action. The Underwriting Agreement has been duly executed and delivered by the Guarantor.

4. The execution, delivery and performance by the Guarantor of the Indenture, including the Guarantee, have been duly authorized by all necessary corporate action. The Indenture has been duly executed and delivered by the Guarantor.

The foregoing opinions are also subject to the following additional qualifications, exceptions, assumptions and limitations:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of Texas and the United States of America. This opinion is limited to the effect of the current state of the laws of the State of Texas and the United States of America and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B. The opinion set forth in paragraph 1 above as to the valid existence and good standing of the Guarantor is based solely on a certificate of existence received from the Secretary of State of the State of Texas, a certificate of good standing received from the Comptroller of Public Accounts of the State of Texas, and on telephonic confirmations from such Secretary of State and Comptroller of Public Accounts.

Belo Corp.

November 16, 2009

C. To the extent that our opinions set forth in paragraphs 3 and 4 above may be dependent upon such matters, such opinions are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, conservatorship, receivership, rearrangement or similar laws affecting the rights and remedies of creditors generally, including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity and judicial discretion, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

We consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on November 16, 2009, and we further consent to the use of our name under the caption “Validity of the Notes” in the prospectus supplement forming a part of the Registration Statement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ LOCKE LORD BISSELL & LIDDELL LLP

LOCKE LORD BISSELL & LIDDELL LLP